EXHIBIT 4

IIJ Announces Director and Executive Officer Nominations

TOKYO, May 27, 2008 (PRIME NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (Tokyo:3774), one of Japan's leading Internet access and comprehensive network solutions providers, today announced the nomination of the candidates for positions on the Company's Board of Directors.

Mr. Shingo Oda and Mr. Kiyoshi Ishida have been newly nominated to be candidates for Director. Mr. Oda was President and Representative Director of Hewlett-Packard Japan, Ltd. from May 2005 to November 2007. Mr. Ishida has been Division Director of the SEIL Business Unit since April 2005.

The nomination is subject to the approval of IIJ's 16th Ordinary General Meeting of Shareholders that will be held on June 27, 2008 in Tokyo and to the approval of the Board of Directors at a meeting that will be held on the same day. If all approvals are obtained, as of June 27, 2008, our directors and executive officers will be as follows:

 President        Mr. Koichi Suzuki       Chief Executive Officer and
                                           Representative Director
 Executive Vice
  Presidents      Mr. Toshiya Asaba       Head of Engineering
                  Mr. Yoshiaki Hisamoto   Division Director of the
                                           Administrative Department
 Senior Managing
  Director        Mr. Hideshi Hojo        Division Director of the
                                           Sales Department
 Directors        Mr. Takamichi Miyoshi   Director and General
                                           Manager of the Strategy
                                           Planning Division
                  Mr. Akihisa Watai       Chief Financial Officer and
                                           Chief Accounting Officer
                  Mr. Kazuhiro Tokita     Division Director of the
                                          Service Business Department
                  Mr. Junichi Shimagami   Division Director of the
                                           Network Service Department
                  Mr. Kiyoshi Ishida(1)   Division Director of the
                                           SEIL Business Unit
                  Mr. Yasurou Tanahashi(2)
                  Mr. Takashi Hiroi(2)
                  Mr. Junnosuke Furukawa(2)
                  Mr. Senji Yamamoto
                  Mr. Shingo Oda(1)(2)
 Company Auditors Mr. Junichi Tate(3)
                  Mr. Masaki Okada(3)
                  Mr. Masaaki Koizumi(3)
                  Mr. Hirofumi Takahashi

 (1) New appointment
 (2) Outside Directors
 (3) Outside Company Auditors
 (*) Mr. Hiroyuki Hisashima will resign from Director followed by the closing of IIJ's 16th Ordinary Meeting of Shareholders.

About IIJ

Founded in 1992, Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (Tokyo:3774) is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, the company has built one of the largest Internet backbone networks in Japan and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006. For more information about IIJ, visit the IIJ Web site at http://www.iij.ad.jp/en/.

The Internet Initiative Japan Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4613

The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

CONTACT: Internet Initiative Japan Inc.
         IIJ Investor Relations
         +81-3-5259-6500
         ir@iij.ad.jp
         http://www.iij.ad.jp/